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                                                                    Exhibit 99.1

                              ITT Industries, Inc.
                              4 West Red Oak Lane
                             White Plains, NY 10604


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408


                           Re: SEC TEMPORARY NOTE 3T


Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, ITT Industries, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                             Very truly yours,


                                             /s/ David J. Anderson
                                             David J. Anderson
                                             Senior Vice President and
                                               Chief Financial Officer